Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan        651-293-2809

ECOLAB DIRECTOR NOMINEES ELECTED;

ARTHUR J. HIGGINS JOINS BOARD;

ANNUAL MEETING RESULTS ANNOUNCED

ST. PAUL, Minn., May 6, 2010: Ecolab Inc. stockholders today elected the slate of director nominees including Arthur J. Higgins and current directors Joel W. Johnson and C. Scott O’Hara to the Board for a term ending in 2013. Mr. Higgins, age 54, is the former Chairman of the Board of Management of Bayer HealthCare AG of Leverkusen, Germany, and former Chairman of the Bayer HealthCare Executive Committee.  Effective today, the size of Ecolab’s Board was reduced from 12 to 11, following the retirements of Beth M. Pritchard and Richard U. De Schutter, both of whom served on the Board since 2004.

In other action at today’s meeting, the company’s stockholders ratified the appointment of PricewaterhouseCoopers LLP as Ecolab’s independent registered public accounting firm for 2010; approved the company’s 2010 Stock Incentive Plan; amended the company’s Restated Certificate of Incorporation to eliminate classification of terms of the Board of Directors as of the 2013 Annual Meeting of Stockholders; and approved the compensation of executives disclosed in the proxy statement.  Also at the meeting, two stockholder proposals were not approved:  a stockholder proposal requesting the Board of Directors to adopt a policy on the human right to water; and a

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stockholder proposal requesting the Board of Directors to amend the company’s By-Laws to provide holders of 10% of the outstanding common stock the power to call special stockholder meetings.

The final vote tabulation on all matters at today’s meeting will be reported to U.S. Securities Exchange Commission on a current report on Form 8-K and such report will be made available on the company’s web site.

With sales of $6 billion and more than 26,000 associates, Ecolab (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

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(ECL-C)